AGREEMENT
                       RELATING TO IMPLEMENTATION OF THE
                               DISTRIBUTION PLAN
                                       OF
              THE BOND FUND FOR BANK TRUST DEPARTMENTS (BFBT FUND)

     WHEREAS, The Bond Fund for Bank Trust Departments (BFBT Fund) (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Fund has adopted a Distribution Plan as defined in Rule 12b-1 ("Distribution Plan") under the Act and is currently acting and will continue to act as a distributor of its own shares pursuant to said Rule 12b-1; and

     WHEREAS,  the Fund has entered into a  Distribution  Contract with the MFBT
Corporation  ("MFBT  Corp.")   ("Distribution   Contract")  providing  for  such
corporation to act as a separate Distributor of its shares; and

     WHEREAS, the Fund desires to implement its Distribution Plan in the manner set forth herein and the Fund and MFBT Corp. are willing to enter into an agreement whereunder MFBT Corp. will undertake and be paid or reimbursed for certain activities primarily intended to result in the sale of shares of any or all series of the Fund established by the Trustees;

     NOW, THEREFORE, the Fund and MFBT Corp. do hereby agree as follows:

     1. MFBT Corp. shall undertake such activities on behalf of the Fund which are primarily intended to result in the sale of shares of any or all series of the Fund and as may be agreed to from time to time between the President or any Vice President of the Fund and officers of MFBT Corp.

     2. The Fund shall, subject to the limitations provided in the Distribution Plan, pay to MFBT Corp. for the activities referred to in paragraph 1 an annual fee equal to 2/10 of 1% of the Fund's average daily net assets, which fee shall be payable quarterly.

     3. MFBT Corp. shall provide on a quarterly basis documentation concerning the expense of such activities. Documented expenses shall include compensation paid to and out-of-pocket disbursements of officers, employees or sales representatives of MFBT Corp., including travel, entertainment and telephone costs, the printing of prospectuses and reports for other than existing shareholders, preparation and distribution of sales literature, and advertising of any type intended to enhance the sale of shares of the Fund.

     4. This Agreement shall not take effect until it has been approved by (i) a majority of those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of the Distribution Plan or this Agreement or any other agreements related to the Plan (the "Rule 12b-1 Trustees"), and (ii) a majority of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Agreement.

     5. This Agreement shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval thereof in paragraph 4.

     6. The President or any Vice President of the Fund shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by MFBT Corp. in connection with the activities referred to in paragraph 1 and the purposes for which such expenditures were made.

     7. This Agreement may be terminated as to any series of the Fund at any time, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of that series on not more than sixty days' written notice to any other party to the Agreement.

     8. The terms and conditions of the Distribution Contract (including, without limitation, the indemnification provisions) shall govern the relationship between the parties as contemplated by this Agreement, unless inconsistent herewith.

     9. This Agreement shall terminate automatically in the event of its assignment.

     10. The Fund shall preserve copies of this Agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Agreement, the first two years in an easily accessible place.

     11. MFBT Corp. agrees to take such action as may be required to become and remain a member in good standing of the National Association of Securities Dealer, Inc. (NASD) as long as this Agreement continues in effect.

     12. MFBT Corp. expressly acknowledges the provision in the Declaration of Trust of the Fund (Article XIV, Section 2) limiting the personal liability of shareholders of the Fund, and MFBT Corp. hereby agrees that it shall have recourse to the Fund for payment of claims or obligations as between the Fund and MFBT Corp. arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Fund.

     13. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to such agreements.


     IN WITNESS WHEREOF, the Fund and MFBT Corp. have each caused this agreement to be signed in duplicate on its behalf by an officer thereunto duly authorized on the day and year set forth below.

                         THE BOND FUND FOR BANK TRUST DEPARTMENTS (BFBT FUND)

                         BY /s/ Peter M. Donovan
                            --------------------
                           President


                         MFBT CORPORATION

                         BY /s/ A.M. Moody III
                            ------------------
                            President

 Attest:

 /s/ Thomas Otis
-----------------
Secretary                                             December 19, 1984